Exhibit 99.1

Contacts:

Investors:  Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Carolyn Bumgardner Wang, WeissComm Partners, Inc. 415-362-5018, carolyn@weisscomm.net

INTERMUNE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

— Reduces Net Loss by 63% vs. Same Quarter Last Year —

— Anticipates 2004 Total Revenue at Upper End of Range; Lowers Operating Expense Guidance —

— Reports Progress with Late-Stage Hepatology and Pulmonology Development Pipeline —

BRISBANE, Calif., October 27, 2004 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2004.

“During the quarter we continued to make progress advancing our late-stage pipeline; enrollment of our three key ongoing trials remains on track and we completed an agreement that will allow us to move forward with the development of our very exciting protease inhibitor program,” said Dan Welch, InterMune’s CEO and President.  “Our total revenue reached levels comparable to the third quarter of last year and we maintained tight financial controls, enabling us to reduce the net loss by 63%.  We are expecting total revenue to reach the upper end of our 2004 total revenue guidance of $135 to $145 million and are lowering our 2004 operating expense guidance.”

The Company recorded a net loss for the third quarter of 2004 of $12.9 million, or $0.40 per share, a 63% reduction from a net loss of $34.5 million, or $1.09 per share, for the third quarter of 2003.  The third quarter net loss this year included a charge of $4.1 million, or $0.13 per share, related to the early retirement of $97 million of the Company’s 5.75% convertible subordinated notes repurchased during the quarter and a charge of $2.9 million, or $0.09 per share, taken for contractual purchase commitments for excess Actimmune inventory.  Excluding these items, the non-GAAP net loss for the third quarter of 2004 was $5.9 million or $0.18 per share.  The net loss for the third quarter of 2003 included an accrual for a milestone-based liability totaling $10.4 million, or $0.33 per share, associated with oritavancin and $4.8 million, or $0.15 per share, recognized as an impairment charge for Amphotec® / Amphocil® (amphotericin B cholesteryl sulfate complex for injection) (Amphotec).  Excluding these items, the non-GAAP net loss for the third quarter of 2003 was $19.3 million, or $0.61 per share.

For the third quarter of 2004, InterMune recorded total revenue of $37.5 million, compared to $38.2 million for the same quarter in 2003, a decrease of 2%, and $35.9 million for the second quarter of 2004, an increase of 4%.  Sales of Actimmune® (interferon gamma-1b) for the third quarter of 2004 were $30.1 million, compared to $35.0 million for the same quarter in 2003, a decline of 14%.  Net sales of Infergen® (interferon alfacon-1) were $6.2 million for the third quarter of 2004 compared to $2.5 million in the same period of 2003, an increase of 148%.

Cost of goods sold for the third quarter of 2004 was $12.3 million, approximately 33% of total revenue, compared to $9.4 million, or approximately 25% of total revenue, in the same quarter of 2003.  The increase in cost of goods sold reflects a charge of $2.9 million taken for contractual purchase commitments for excess Actimmune inventory.  Excluding the $2.9 million inventory charge, cost of goods sold in the third quarter of 2004 was $9.4 million, or approximately 25% of total revenue.

Research and development (R&D) expenses for the third quarter of 2004 were $16.3 million compared to $28.8 million for the same period in 2003.  The decrease in 2004 was largely attributable to the focusing of the Company’s R&D investment in the areas of hepatology and pulmonology and discontinuing a number of programs outside of these two core areas.

Selling, general and administrative (SG&A) expenses for the third quarter of 2004 were $17.1 million compared to $16.8 million for the same period in 2003.  The increase was primarily due to higher spending on Infergen marketing related activities.

Net interest income for the third quarter of 2004 was $0.2 million, compared to net interest expense of $1.5 million for the same quarter in 2003.  The change for the third quarter of 2004 was primarily due to lower interest expense as a result of the repurchase of $97 million of the Company’s 5.75% convertible subordinated notes due in July 2006, and the impact of the lower interest rate on the Company’s $170 million 0.25% convertible subordinated notes due in March 2011.

Other expense of $4.1 million for the third quarter of 2004 included a charge of $2.8 million for the repurchase of the remaining $97 million of the 5.75% convertible subordinated notes due in

July 2006, and the acceleration of the amortization of $1.3 million of deferred issuance costs associated with these notes.

Results for the nine months ended September 30, 2004

InterMune recorded a net loss for the nine months ended September 30, 2004 of $37.6 million, or $1.18 per share, compared to a net loss for the same period last year of $73.7 million, or $2.33 per share, a decrease of 49%.  The net loss for the nine months ended September 30, 2004 included total charges of $7.1 million, or $0.22 per share, related to the early retirement of all of the Company’s 5.75% convertible subordinated notes due in July 2006 and a charge of $2.9 million, or $0.09 per share, taken for contractual purchase commitments for excess Actimmune inventory.  Excluding these items, the non-GAAP net loss for the nine months ended September 30, 2004 was $27.7 million, or $0.87 per share.  The net loss for the nine months ended September 30, 2003 included an accrual for a milestone-based liability totaling $10.4 million, or $0.33 per share, associated with oritavancin and payments totaling $1.8 million, or $0.05 per share, due to Amgen Inc. and Nektar Therapeutics related to performance milestones the Company achieved in its PEG-Alfacon program.  The net loss also included $4.8 million, or $0.15 per share, recognized as an impairment charge for Amphotec.  Excluding these items, the non-GAAP net loss for the nine months ended September 30, 2003 was $56.8 million, or $1.80 per share.

The Company recorded total revenue of $111.5 million for the nine months ended September 30, 2004, compared to $114.3 million for the nine months ended September 30, 2003, a decrease of 2%.  Actimmune sales for the first nine months of 2004 were $94.3 million, compared to $106.0 million for the same period in 2003, a decrease of 11%.  Infergen sales for the first nine months of 2004 were $14.2 million compared to $6.0 million for the first nine months of 2003, an increase of 137%.

Cost of goods sold for the nine months ended September 30, 2004 was $30.8 million, approximately 28% of total revenue, compared to $27.1 million, or approximately 24% of total revenue, for the same period in 2003.  The increase in cost of goods sold for the 2004 period, when compared to the same period in 2003, was primarily due to a $2.9 million charge for contractual purchase commitments for excess Actimmune inventory.  Excluding the $2.9 million inventory charge, cost of good sold for the nine months ended September 30, 2004 was $27.9 million, or approximately 25% of total revenue.

R&D expenses for the nine months ended September 30, 2004 were $54.9 million compared to $89.1 million for the same period ended September 30, 2003.  The decrease in 2004 was largely attributable to the focusing of the Company’s R&D investment in the areas of hepatology and pulmonology and discontinuing a number of programs outside of these two core areas.

SG&A expenses were $51.8 million and $48.0 million for the nine-month periods ended September 30, 2004 and 2003, respectively.  The increase in 2004, when compared to the same period in 2003, was primarily associated with Infergen marketing related activities and increased compensation, recruiting, and consulting expenses associated with the reorganization.

Net interest expense for the nine months ended September 30, 2004 was $2.2 million, compared to net interest expense of $4.1 million for the same period last year.  The decrease in net interest expense for 2004 was primarily due to the repurchase of all of the Company’s $150 million 5.75% convertible subordinated notes due in July 2006, and the impact of the lower interest rate on the Company’s $170 million 0.25% convertible subordinated notes due in March 2011.

The Company recorded other expenses for the nine months ended September 30, 2004 of $7.1 million.  These expenses include a charge of $5.0 million for the repurchase of the notes, and the acceleration of the amortization of $2.1 million of deferred issuance costs associated with these notes.

As of September 30, 2004, the Company’s cash, cash equivalents and available-for-sale securities totaled $202.0 million.

2004 Guidance

The Company announced favorable updates to its 2004 financial forecast.

Total revenue is now expected to be at the upper end of the Company’s guided range of $135 million to $145 million.  The Company continues to anticipate 2004 cost of goods sold of 25% to 27% of total sales.

R&D expenses for the year ended December 31, 2004 are expected to be between $75 million to $85 million.  This is a decrease from previous guidance of $85 million to $95 million and is the result of fiscal discipline exercised throughout 2004 rather than delays in the Company’s clinical programs, all of which are on track.  The Company continues to project 2004 SG&A expenses within a range of $75 million to $80 million and no longer expects to make any acquired research and development and milestone payments during the remainder of 2004.

Third Quarter and Upcoming Business Highlights

Hepatology

•                  Continued enrolling patients in two key trials evaluating treatment options for patients with chronic hepatitis C virus (HCV) who have not responded to pegylated interferon alpha-2 plus ribavirin combination therapy (PEG nonresponders).  The first of these trials is the DIRECT Trial, a Phase III study of daily Infergen plus ribavirin, and the second is a Phase IIb trial of daily Infergen plus Actimmune, with and without ribavirin.

•                  Entered into a non-exclusive agreement with Chiron Corporation granting InterMune access to the hepatitis C genome.  This license supports the drug discovery program the Company began in 2002 with Array BioPharma and will allow InterMune to continue to develop its protease inhibitor program.

•                  At the 55th Annual Meeting of the American Association for the Study of Liver Diseases (i.e., AASLD or The Liver Meeting) in Boston later this week, five separate abstracts will be highlighted showing various researchers’ experience treating HCV patients with the Company’s products, Infergen and Actimmune.  In addition, the Company will present the first data on its novel protease inhibitor program for HCV.

•                  In connection with AASLD, on Monday, November 1 at 9:00 AM ET, the Company will host and webcast an investor meeting to provide an overview of current treatment options for PEG nonresponders, review relevant data presented at AASLD, and update the investor community on InterMune’s hepatology research and development programs.

Pulmonology

•                  Continued enrolling patients in the INSPIRE Trial, a Phase III study evaluating the survival benefit of Actimmune in patients with mild to moderate idiopathic pulmonary fibrosis (IPF).

•                  Researchers presented several abstracts related to the Company’s pulmonology program at this year’s annual meeting of the American College of Chest Physicians, which took place this week in Seattle. These presentations highlighted important data regarding the radiologic diagnosis of IPF, the safety of Actimmune in patients with this fatal disease and the effect of Actimmune on cellular models of lung fibrosis.

Corporate

•                  Announced recent appointments to the executive management team including Norman Halleen, SVP and Chief Financial Officer; Tom Kassberg, SVP of Business Development and Corporate Strategy; Robin Steele, SVP, General Counsel and Corporate Secretary; and Howard Simon, SVP of Human Resources and Associate General Counsel.

•                  Strengthened the balance sheet by completing the repurchase of the remaining $97 million of the 5.75% convertible notes due in July 2006 and replacing this debt with $170 million of 0.25% convertible notes due in March 2011.

Conference Call and Webcast Details

The Company’s management will host a conference call today at 4:30 p.m. ET to discuss third quarter and first nine months 2004 financial results.  Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call for five business days.  To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 1595370.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

About InterMune

InterMune is a biopharmaceutical company focused on developing and commercializing innovative therapies in hepatology and pulmonology. The Company has a broad and deep late-stage product portfolio addressing HCV, particularly PEG nonresponders, and IPF. Leading the hepatology portfolio is the DIRECT trial, a Phase III study of daily Infergen plus ribavirin, and a Phase IIb trial of daily Infergen plus Actimmune with or without ribavirin. The pulmonology portfolio includes pirfenidone and Actimmune. Pirfenidone is being developed for the treatment of IPF and for the treatment of Hermansky-Pudlak Syndrome. Actimmune is being investigated in the INSPIRE Trial, a Phase III study in patients with IPF. For additional information about InterMune and its development pipeline, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development. All forward- looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2004 and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation regarding off-label promotion by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) risks related to potential increases in Infergen sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; (ix) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.

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InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues
Actimmune	$30,063	$35,048	$94,333	$106,046
Infergen	6,223	2,468	14,150	6,026
Amphotec and other	1,218	670	3,043	2,259
Total revenues	37,504	38,186	111,526	114,331
Costs and expenses:
Cost of goods sold	12,270	9,427	30,801	27,139
Amortization of product rights	774	5,701	2,327	7,581
Research and development	16,296	28,837	54,929	89,092
Milestone payments	0	10,400	0	12,150
Selling, general and administrative	17,112	16,833	51,817	47,973
Total costs and expenses	46,452	71,198	139,874	183,935

Loss from operations	(8,948)	(33,012)	(28,348)	(69,604)

Interest income	768	921	2,557	3,113
Interest expense	(616)	(2,407)	(4,775)	(7,257)
Other expense	(4,064)	0	(7,072)	0
Net loss	$(12,860)	$(34,498)	$(37,638)	$(73,748)

Basic and diluted net loss per share	$(0.40)	$(1.09)	$(1.18)	$(2.33)

Shares used in calculating basic and diluted net loss per share	31,988	31,723	31,912	31,634

RECONCILIATION OF NON-GAAP DATA PRESENTED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net loss	$(12,860)	$(34,498)	$(37,638)	$(73,748)
less: Milestone payments	0	(10,400)	0	(12,150)
less: Charge for early retirement of debt	(4,064)	0	(7,072)	0
less: Inventory purchase commitment	(2,904)	0	(2,904)	0
less: Intangible asset impairment charge	0	(4,800)	0	(4,800)
Non-GAAP net loss excluding Milestone payments and other expense	$(5,892)	$(19,298)	$(27,662)	$(56,798)

Non-GAAP net loss per share	$(0.18)	$(0.61)	$(0.87)	$(1.80)

Shares used in calculating Non-GAAP basic and diluted net loss per share	31,988	31,723	31,912	31,634

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30,	December 31,
	2004	2003
Cash, cash equivalents and available-for-sale securities	$201,964	$216,107
Other assets	57,660	72,394
Total assets	$259,624	$288,501

Total liabilities	$36,940	$51,257
Convertible subordinated notes	170,000	149,500
Stockholders' equity	52,684	87,744
Total liabilities and stockholders' equity	$259,624	$288,501